LEGG MASON INVESTORS TRUST, INC.

ARTICLES SUPPLEMENTARY

Legg Mason Investors Trust, Inc., a Maryland Corporation, having its principal office in Baltimore City, Maryland (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Pursuant to authority expressly vested in the Board of Directors of the Corporation by Article Sixth, Section 6.1 of the charter of the Corporation and § 2-105(c) of the Maryland General Corporation Law, the Board of Directors has taken the following action:

(a) created and established a new share class of the Legg Mason Capital Management American Leading Companies Trust series of the Corporation (“American Leading Companies”), to be known as “Legg Mason Capital Management American Leading Companies Trust, Class R1”, and divided and classified one hundred million (100,000,000) previously authorized but unclassified and unissued shares of capital stock of the Corporation as shares of Legg Mason Capital Management American Leading Companies Trust, Class R1.

SECOND: Each Class A, Class C, Class R, Class R1, Class FI, Class I and Institutional Select Class share of American Leading Companies shall represent investment in the same pool of assets as every other share of American Leading Companies and shall have the same preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption as every other share of American Leading Companies, except as provided in the charter and as set forth below:

(1) The net asset values of Class A, Class C, Class R, Class R1, Class FI, Class I and Institutional Select Class shares shall be calculated separately. In calculating the net asset values,

(a) Each class shall be charged with the transfer agency fees and Rule 12b-1 fees (or equivalent fees by any other name) attributable to that class, and not with the transfer agency fees and Rule 12b-1 fees (or equivalent fees by any other name) attributable to any other class;

(b) Each class shall be charged separately with such other expenses as may be permitted by U.S. Securities and Exchange Commission (“SEC”) rule or order and as the Board of Directors shall deem appropriate;

(c) All other fees and expenses shall be charged to all classes of American Leading Companies, in the proportion that the net asset value of that class bears to the net asset value of American Leading Companies, except as the SEC may otherwise require;

(2) Dividends and other distributions (if any) shall be paid on Class A, Class C, Class R, Class R1, Class FI, Class I and Institutional Select Class shares at the same time. The amounts of all dividends and other distributions shall be calculated separately for Class A, Class C, Class R, Class R1, Class FI, Class I and Institutional Select Class shares. In calculating the amount of any dividend or other distribution,

(a) Each class shall be charged with the transfer agency fees and Rule 12b-1 fees (or equivalent fees by any other name) attributable to that class, and not with the transfer agency fees and Rule 12b-1 fees (or equivalent fees by any other name) attributable to any other class;

(b) Each class shall be charged separately with such other expenses as may be permitted by SEC rule or order and as the Board of Directors shall deem appropriate;

(c) All other fees and expenses shall be charged to each class of American Leading Companies, in the proportion that the net asset value of that class bears to the net asset value of American Leading Companies, except as the SEC may otherwise require;

(3) Each class of American Leading Companies shall vote separately on matters pertaining only to that class, as the Board of Directors shall from time to time determine. On all other matters, all classes of American Leading Companies shall vote together, and every share of American Leading Companies, regardless of class, shall have an equal vote with every other share of American Leading Companies; and

(4) The Corporation, by a general or specific resolution of the Board of Directors, may require the conversion of Class A, Class R and Class R1 shares, or their exchange, into shares of another class if the holder of said shares no longer meets the eligibility requirement for Class A, Class R and Class R1 shares, respectively, as determined by the Board of Directors from time to time.

THIRD: (a) Immediately before filing these Articles Supplementary, the Corporation had authority to issue two billion (2,000,000,000) shares of Common Stock, $0.001 par value per share, having an aggregate par value of two million (2,000,000) dollars, classified as follows:

Designation	Number of Shares	Aggregate Par Value of Class
Legg Mason American Leading Companies Trust	100,000,000 Class A Shares	$100,000
	250,000,000 Class C Shares	$250,000
	250,000,000 Class I Shares	$250,000
	100,000,000 Class FI Shares	$100,000
	100,000,000 Class R Shares	$100,000
	100,000,000 Institutional Select Class Shares	$100,000
Legg Mason U.S. Small-Capitalization Value Trust	100,000,000 Class A Shares	$100,000
	50,000,000 Class C Shares	$50,000
	50,000,000 Class I Shares	$50,000
	100,000,000 Class FI Shares	$100,000
	100,000,000 Class R Shares	$100,000
Unclassified	700,000,000 Shares	$700,000

(b) Immediately after filing these Articles Supplementary, the Corporation shall have authority to issue two billion (2,000,000,000) shares of Common Stock, $0.001 par value per share, having an aggregate par value of two million (2,000,000) dollars, classified as follows:

Designation	Number of Shares	Aggregate Par Value of Class
Legg Mason Capital Management American Leading Companies Trust	100,000,000 Class A Shares	$100,000
	250,000,000 Class C Shares	$250,000
	250,000,000 Class I Shares	$250,000
	100,000,000 Class FI Shares	$100,000
	100,000,000 Class R Shares	$100,000
	100,000,000 Institutional Select Class Shares	$100,000
	100,000,000 Class R1 Shares	$100,000
Legg Mason U.S. Small-Capitalization Value Trust	100,000,000 Class A Shares	$100,000
	50,000,000 Class C Shares	$50,000
	50,000,000 Class I Shares	$50,000
	100,000,000 Class FI Shares	$100,000
	100,000,000 Class R Shares	$100,000
Unclassified	600,000,000 Shares	$600,000

FOURTH: The Corporation is registered as an open-end investment company under the Investment Company Act of 1940.

FIFTH: The total number of shares of capital stock that the Corporation has authority to issue has not been increased or decreased by the Board of Directors.

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed in its name and on its behalf by its Vice President and attested to by its Assistant Secretary on February 24, 2010.

ATTEST:		LEGG MASON INVESTORS TRUST, INC.

By:		By:
	Richard M. Wachterman Assistant Secretary		R. Jay Gerken Vice President

The undersigned Vice President of the Corporation, who executed on behalf of the Corporation the foregoing Articles Supplementary of which this Certificate is made a part, hereby acknowledges, in the name and on behalf of said Corporation, the foregoing Articles Supplementary to be the corporate act of the Corporation, and states under penalties of perjury that to the best of his knowledge, information and belief the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects.

R. Jay Gerken Vice President